Exhibit 99.2

For Release: November 17, 2008	General Motors	GM Communications media.gm.com
GM Sells Equity Stake in Suzuki Motor Corp.
Automakers Maintain Other Business Relationships
Detroit — General Motors Corp. announced today it would sell its remaining equity stake in Suzuki Motor Corp. but based on a mutual agreement would continue the implementation and expansion of its business relationships with the company.
GM plans to sell 16,413,000 Suzuki shares, which is equal to 3 percent of Suzuki’s total issued common stock, on the open market. Based on today’s market price, the shares are worth approximately $230 million.
GM has held an equity stake in Suzuki since 1981, when it purchased approximately 5.3 percent of the Suzuki shares outstanding. GM’s stake was diluted to 3.5 percent in subsequent years, but in 1998 GM increased its holding in Suzuki to 10 percent, and to slightly over 20 percent in 2001. In 2006, GM sold a 17.4 percent stake in Suzuki.
Suzuki and GM will continue promoting and implementing their existing projects, including development and collaboration on advanced technologies such as hybrids and fuel cells; joint operation of their CAMI vehicle manufacturing joint venture in Canada; collaboration on the development of powertrains; the cross-supply of OEM vehicles; joint global purchasing activities; and collaboration on entries in new emerging markets.
“We highly value our strategic relationship with Suzuki,” said Rick Wagoner, GM chairman and chief executive officer. “Despite the sale of our remaining Suzuki shares, this action will have no impact on our existing bilateral business relationships. We look forward to continue building on our success to date with our long-term partner.”
Suzuki and GM also agreed that they would discuss the repurchase of Suzuki shares by GM, should GM express its desire to do so at a future date.
General Motors Corp. (NYSE: GM), the world’s largest automaker, has been the annual global industry sales leader for 77 years. Founded in 1908, GM today employs about 252,000 people around the world. With global headquarters in Detroit, GM manufactures its cars and trucks in 34 countries. In 2007, nearly 9.37 million GM cars and trucks were sold globally under the following brands: Buick, Cadillac, Chevrolet, GMC, GM Daewoo, Holden, Hummer, Opel, Pontiac, Saab, Saturn, Vauxhall and Wuling. GM’s OnStar subsidiary is the industry leader in vehicle safety, security and information services. More information on GM can be found at www.gm.com.
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